Exhibit 99.1

HilleVax Reports First Quarter 2025 Financial Results and Highlights Recent Company Progress

$159.5 million of cash, cash equivalents and marketable securities as of March 31, 2025

The company is exploring the potential for continued development of its norovirus vaccine candidates in adults as well as business development related activities and other strategic alternatives

BOSTON, May 8, 2025 – HilleVax, Inc. (Nasdaq: HLVX), a clinical-stage biopharmaceutical company focused on developing and commercializing novel vaccines, today reported financial results for the quarter ended March 31, 2025.

First Quarter Financial Results

As of March 31, 2025 and December 31, 2024, the company had cash, cash equivalents and marketable securities totaling $159.5 million and $171.4 million, respectively.

Research and development expenses for the first quarter 2025 were $2.0 million, compared to $26.0 for the first quarter 2024. The decrease was primarily due to lower clinical development costs.

General and administrative expenses for the first quarter 2025 were $5.6 million, compared to $8.5 million for the first quarter 2024. The decrease was primarily due to lower personnel related costs.

Other income for the first quarter 2025 was $1.5 million, compared to 3.0 million for the first quarter 2024. The decrease was primarily driven by lower accretion of marketable securities.

Net loss for the first quarter 2025 was $6.1 million, compared to $46.8 million for the first quarter 2024.

About HilleVax

HilleVax is a clinical-stage biopharmaceutical company focused on developing and commercializing novel vaccines. Its initial programs, HIL-214 and HIL-216, are virus-like particle (VLP) based vaccine candidates in development for the prevention of moderate-to-severe acute gastroenteritis (AGE) caused by norovirus infection. Globally, norovirus is estimated to result in over approximately 700 million cases of AGE and 200,000 deaths per year, resulting in over $4 billion in direct health system costs and $60 billion in societal costs per year. The burden of norovirus falls disproportionately on young children and older adults. For more information about HilleVax, visit the company’s website at http://www.HilleVax.com.

Forward-Looking Statements

The Company cautions you that statements contained in this report regarding matters that are not historical facts are forward-looking statements. The forward-looking statements are based on the Company’s current beliefs and expectations and include, but are not limited to: the timing and scope of any workforce reductions, the amount and timing of the related charges and costs, and intended objectives and benefits of a workforce reduction; and the Company’s plan to explore the potential for continued development of its norovirus vaccine candidates as well as business development-related activities for these vaccine candidates. Actual results may differ from those set forth in this report due to the risks and uncertainties inherent in the Company’s business, including, without limitation: the preliminary nature of the Company’s estimates of the charges and cash expenditures to be incurred in connection with the recent workforce reduction; the Company may not realize the benefits expected from the workforce reduction, including the Company’s ability to conserve cash; the Company’s ability to retain key personnel; to date the Company has depended primarily on the success of HIL-214, and the Company may be unable to identify a viable development path forward for its vaccine candidates; the Company may be unable to secure partnerships or other strategic collaborations on acceptable terms or at all; and other risks described in the Company’s filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in the Company’s annual report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:

Shane Maltbie

IR@hillevax.com

+1-617-213-5054

HilleVax, Inc.

Condensed Consolidated Statement of Operations Data

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended
	March 31,
	2025	2024
Operating expenses:
Research and development	$1,983	$25,978
In-process research and development	—	15,325
General and administrative	5,621	8,494
Total operating expenses	7,604	49,797
Loss from operations	(7,604)	(49,797)
Total other income, net	1,543	2,968
Net loss	$(6,061)	$(46,829)
Net loss per share, basic and diluted	$(0.12)	$(0.97)
Weighted-average shares of common stock outstanding, basic and diluted	49,980,752	48,460,185

HilleVax, Inc.

Condensed Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	March 31, 2025	December 31, 2024
Cash, cash equivalents and marketable securities	$159,539	$171,432
Total assets	178,821	192,690
Total liabilities	27,908	38,204
Total stockholders’ equity	150,913	154,486
Total liabilities and stockholders’ equity	178,821	192,690